Exhibit 10.14

FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

This First Amendment to Industrial Lease Agreement (“First Amendment”), is made as of this seventh (7th) day of October, 2014, by and between 195 S. MILPITAS BOULEVARD, LLC, a California limited liability company (“Landlord”) and VIEW, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to Bryan Family Partnership II, Ltd.) and Tenant (formerly known as Soladigm, Inc.) are parties to a written Industrial Lease Agreement dated as of May 31, 2012, and Addendum I to Industrial Lease Agreement incorporated into and made a part of such Industrial Lease Agreement (the “Lease”) pursuant to which Tenant currently leases from Landlord, and Landlord leases to Tenant, the parcel of land more particularly described on Exhibit A attached to the Lease, together with all of Landlord’s right, title and interest, if any, in and to all easements, rights of way, appurtenances, and other rights and benefits belong to such parcel of land situated in the County of Santa Clara, State of California, commonly known as 195 S. Milpitas Boulevard, Milpitas, CA 95035, including, without limitation, an approximately seventy-seven thousand two hundred square foot building located on such land referred to above (the “Premises”).

B. The current Term of the Lease is scheduled to expire on May 31, 2015. Tenant has timely exercised its option to renew the Term of the Lease for an additional three (3) year period pursuant to the provisions of Section 3.3 of the Lease. Landlord and Tenant now desire to amend the Lease to provide for, among other things, (i) the memorialization of the Tenant’s timely exercise of the renewal option set forth in Section 3.3 of the Lease, (ii) the extension of the expiration date of the current Term of the Lease to May 31, 2018, (ii) the establishment of the Base Rent payable by Tenant during the period commencing June 1, 2015 through May 31, 2018, and (iii) such other modifications as more particularly described below, in each case subject to the terms and conditions set forth in this First Amendment.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements contained in this First Amendment and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Incorporation of Recitals and Defined Terms. Landlord and Tenant hereby incorporate the foregoing Recitals into the body of this First Amendment as though fully set forth herein. Landlord and Tenant acknowledge and agree that the foregoing Recitals are true and correct and form the basis for the execution and delivery of this First Amendment. Terms appearing in this First Amendment with initial capital letters that are not expressly defined in this First Amendment shall have the meanings, if any, ascribed to such terms in the Lease.

2. Extension of Term. Tenant has timely exercised its renewal option referred to in Section 3.3 of the Lease and, as a result thereof, the Termination Date of the Lease is hereby extended to May 31, 2018, unless the Lease is terminated prior to that date in accordance with the terms of the Lease, as amended hereby. Tenant hereby acknowledges that it has no further right to extend the Term of the Lease beyond May 31, 2018.

3. Base Rent.

(a) Monthly Base Rent. During the period commencing on June 1, 2015 and ending on May 31, 2018, Tenant shall pay to Landlord monthly Base Rent in accordance with the schedule immediately below:

Period	Monthly Base Rent
06/1/15–05/31/16	$77,200.00
06/1/16–05/31/17	$79,516.00
06/1/17–05/31/18	$81,901.48

The monthly Base Rent set forth in the schedule above represents the fair market value base rent agreed to by Landlord and Tenant pursuant to Section 3.3.1 of the Lease. Such monthly Base Rent shall be payable at the times, in the manner and at the place as set forth in the Lease, as amended by this First Amendment. From and after the date of this First Amendment, the amounts of monthly Base Rent appearing in Section 4.2 of the Lease is amended by adding the schedule of monthly base Rent set forth in this Paragraph 3(a) above. In the event of any inconsistency between the schedule of monthly Base Rent set forth in Paragraph 3(a) of this First Amendment and the amounts of monthly Base Rent set forth in Section 4.2 of the Lease, the former shall be controlling.

(b) Additional Rent. In addition to the payment of the monthly Base Rent, during the period June 1, 2015 through May 31, 2018, Tenant shall continue to be obligated to pay (i) all taxes, operating and maintenance expenses for the Premises and insurance premiums and costs as more particularly defined in Sections 5, 8, 9 and 11 of the Lease and (ii) all other costs, expenses and charges, and all other sums and amounts, payable to Landlord under the provisions of the Lease, as amended hereby. All such items referred to in clauses (i) and (ii) of the immediately preceding sentence shall be payable at the times, in the manner and at the place as set forth in the Lease, as amended by this First Amendment.

Monthly Base Rent and Additional Rent, including, without limitation, the items referred to in clauses (i) and (ii) of the immediately preceding paragraph, payable by Tenant to Landlord under the Lease for the balance of the initial Term of the Lease (expiring May 31, 2015) shall be in accordance with the terms and conditions of the Lease.

4. Condition of Premises. Tenant acknowledges that Tenant is currently in possession and occupancy of the Premises and Tenant is familiar with the condition of the Premises and the suitability of same for Tenant’s purposes. Tenant acknowledges that, except as otherwise expressly provided in the Lease, neither Landlord nor any agent, employee, affiliate, broker or other representative of Landlord has made any representations or warranties with respect to the condition of the Premises (including, without limitation, the building referred to in Recital A above) or with respect to the suitability of same for the conduct of Tenant’s business. Tenant further agrees and acknowledges that Landlord has no obligation to alter, improve or refurbish the Premises for Tenant’s use or benefit or to provide Tenant an allowance for such purpose as a condition to Tenant leasing the Premises for the extended period commencing on June 1, 2015 and ending May 31, 2018.

5. Security Deposit. Pursuant to the Lease, Landlord currently is holding a Security Deposit delivered by Tenant under the Lease in the amount of Seventy-five Thousand and 00/100 Dollars ($75,000.00). Upon execution of this First Amendment by Tenant and delivery to Landlord, Tenant shall pay to Landlord, as additional security deposit, the sum of Six Thousand Nine Hundred One and 48/100

Dollars ($6,901.48) (the “Supplemental Security Deposit”). The Supplemental Security Deposit paid to Landlord, together with the Security Deposit currently held by Landlord as provided above shall equal Eighty-one Thousand Nine Hundred One and 48/100 Dollars ($81,901.48) and shall constitute the “Security Deposit” under the Lease, as amended hereby and such Security Deposit shall be held by Landlord as security for the timely and faithful performance by Tenant of all of the provisions of the Lease, as amended hereby, to be performed or observed by Tenant. Landlord shall hold and apply the Security Deposit in accordance with the provisions of Section 6 of the Lease.

6. Certification to Landlord. Tenant hereby certifies to Landlord that the following statements are true as of the date hereof:

(a) The Lease is in full force and effect and has not been previously amended (except for the Addendum I to Industrial Lease Agreement incorporated into and made a part of the Industrial Lease Agreement referred to in Recital A above).

(b) Tenant owns and holds the entire interest of Tenant under the Lease with respect to the Premises;

(c) There exist no subleases entered into by Tenant affecting the Premises;

(d) Tenant has not assigned, transferred, conveyed or encumbered Tenant’s interest under the Lease as to the Premises, or any part thereof;

(e) To Tenant’s actual knowledge, all of the obligations of the “Landlord” under the Lease to date have been performed, and there is no event or condition that with the giving of notice or the elapse of any period of cure, or both, required under the Lease would constitute a breach or default of any obligation of the “Landlord” under the Lease.

(f) Tenant has no current claims, rights of set off, actions, causes of action or demands against Landlord arising out of, related to or connected with the Lease or the Premises.

(g) No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Premises have been let by Tenant or are outstanding that have not been performed and satisfied;

(h) Tenant has full authority to execute and deliver this First Amendment, and the undersigned signatory(ies) has (have) received authority from Tenant to act on its behalf and execute and deliver this First Amendment to Landlord; and

(i) Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, liabilities, damages, actions, causes of action, losses, demands, costs and expenses (including, without limitation, reasonable attorney’s fees) with respect to any violation or breach of any of the provisions of this Paragraph 6, and such indemnification, defense and hold harmless obligation shall survive the termination of the Lease, as amended hereby.

7. Brokers. Tenant represents and warrants to and for the benefit of Landlord that Tenant has not had any dealings with any realtor, broker or agent (other than Cushman & Wakefield) in connection with the extension of the term of the Lease as provided in Paragraph 2 above and/or the negotiation of this First Amendment. Landlord shall have no obligation to pay any commission to Cushman & Wakefield in connection with the extension of the term of the Lease as provided in

Paragraph 2 above and/or the negotiation of the First Amendment. Tenant agrees to indemnify, protect, defend and hold Landlord harmless from and against any cost, expense or liability for any compensation, commission, fee or charge claimed by any realtor, broker, agent or person (including, without limitation, Cushman & Wakefield) with respect to the extension of the Term of the Lease as described herein and/or the negotiation of this First Amendment by reason of any claimed agreement, dealings or contact with Tenant.

8. Ratification. Except as amended by the provisions of this First Amendment, the terms and provisions of the Lease remain in full force and effect. Landlord and Tenant ratify and affirm the Lease as amended by this First Amendment.

9. Miscellaneous.

(a) This First Amendment and all obligations and undertakings herein shall be binding upon, and shall inure to the benefit of the parties hereto, their successors, and assigns, and/or anyone claiming by, through, or under any of them.

(b) Except as otherwise set forth in this First Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect. In the event of any conflict or inconsistency between the Lease and this First Amendment, the terms and conditions in this First Amendment shall prevail.

(c) Each party acknowledges that it has been represented or has had ample opportunity to obtain representation of counsel with respect to this First Amendment and, accordingly, each party represents to the other that it has read and understood the terms hereof and the consequences of executing this First Amendment, and that, except as expressly set forth herein, no representations have been made by either party to induce the other party to execute this First Amendment. Tenant further waives any right it may have to require any provision of this First Amendment to be construed against any party who drafted the same.

(d) If either party commences an action against the other party arising out of or in connection with this First Amendment, the prevailing party shall be entitled to recover reasonable attorney fees and costs of suit, including such costs incurred in any appeal of any judgment in such action or in enforcing such judgment.

(e) This First Amendment is made in, and shall be governed, enforced and construed under the laws of the State of California.

(f) This First Amendment may not be modified, amended or terminated except pursuant to a written instrument duly executed by the parties hereto, or their successors-in-interest.

(g) Each party hereto agrees to perform any further acts that may be reasonably necessary, and agrees to reasonably cooperate with the other parties, to effect the purpose of this First Amendment.

(h) This First Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one instrument. The parties contemplate that they may be executing counterparts of this First Amendment transmitted by facsimile or email in PDF format and agree and intend that a signature by either facsimile machine or email in PDF format shall bind the party so signing with the same effect as though the signature were an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.

LANDLORD: 195 S. MlLPITAS BOULEVARD, LLC,
a California limited liability company

By:	/s/ Mark Regoli
Name: Mark Regoli
Title: Authorized Signatory

TENANT:

VIEW, INC., a Delaware corporation

By:	/s/ James Fay
Name: James Fay
Title: CFO